EXHIBIT 99.2

                                       FOR:  Consolidated Graphics, Inc.

                                   CONTACT:  Tara Taranto
                                             Consolidated Graphics, Inc.
                                             Investor Relations Manager
                                             (713) 787-0977

                                             Betsy Brod/Karen Pagonis
                                             Media:Jennifer Kirksey
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600


FOR IMMEDIATE RELEASE


    CONSOLIDATED GRAPHICS APPOINTS CHARLES F. WHITE AS PRESIDENT AND
                             CHIEF OPERATING OFFICER

     HOUSTON, TEXAS - July 26, 2000 - Consolidated Graphics, Inc. (NYSE:CGX) today announced the appointment of Charles F. White to the position of President and Chief Operating Officer. Mr. White, 54, joins Consolidated Graphics after a successful 32 year career with Unisource Worldwide, the market leader in sales and distribution of printing paper and supplies in North America. While at Unisource, he held a variety of sales and management positions and was most recently President and Chief Operating Officer. Mr. White attended North Texas University and the Management School at Notre Dame.

     "Charles perfectly complements the strong management team already in place," stated Joe R. Davis, Chairman and CEO. "He not only has related industry experience and relevant management experience in leading a large acquisition-based organization, but brings with him a leadership style which will be extremely well received and effective in our culture. I am confident he will contribute a great deal to our team and the achievement of our revenue and earnings growth goals."

     "I am looking forward to joining Consolidated Graphics and working with the entire management team to accomplish our stated objectives. I believe my industry knowledge will allow me to make an immediate contribution on a wide variety of issues. I am fortunate to have the opportunity to work with such an excellent and established management team leading a commercial printing company already at the top of the industry," stated Mr. White.

                                 -MORE-
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CONSOLIDATED GRAPHICS APPOINTS CHARLES F. WHITE AS PRESIDENT AND
CHIEF OPERATING OFFICER                                                   Page 2

     Consolidated Graphics, Inc. is the largest sheet-fed commercial printing company in the United States. Through its network of locally managed printing companies in 25 states, the Company produces high-quality, customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.com. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding future sales and profitability assume, among other things, stability and reasonable growth in the economy and in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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